Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
ZEELAND, MI -- (Marketwired - July 23, 2015) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended June 30, 2015.
For the second quarter of 2015, the Company is pleased to report net sales of $379.3 million, which was an increase of 12% compared to net sales of $338.4 million in the second quarter of 2014. The Company's continued growth in sales has been accomplished despite worldwide light vehicle production that declined 1% in the second quarter of 2015 in the Company's primary markets versus the second quarter of 2014, in addition to foreign currency fluctuations that accounted for approximately 1% of revenue headwind during the second quarter of 2015.
The gross profit margin in the second quarter of 2015 was 38.4%, compared with a gross profit margin of 39.7% in the second quarter of 2014. The primary drivers affecting gross profit margin on a year over year basis were annual customer price reductions, unfavorable product mix and currency rate fluctuations, which were partially offset by purchasing cost reductions.
Operating income for the second quarter of 2015 increased 8% to $108.1 million, when compared to operating income of $99.8 million for the second quarter of 2014. Adjusted Operating Income for the second quarter of 2015 increased 12% compared to the second quarter of 2014.
Other Income in the second quarter of 2015 decreased 60% to $2.3 million compared with other income of $5.8 million in the second quarter of 2014, primarily due to lower realized gains on the sale of equity investments. In the second quarter of 2014, the gains in the quarter were higher than normalized levels given the strength in equity markets and the Company's re-balancing of its investment portfolio following the HomeLink acquisition in 2013.

Exhibit 99.1

Net income for the second quarter of 2015 decreased 3% to $74.6 million compared with net income of $76.7 million in the second quarter of 2014. Adjusted Net Income increased by 12% for the second quarter of 2015 when compared to Adjusted Net Income for the second quarter of 2014.
Earnings per diluted share in the second quarter of 2015 were $0.25, compared with earnings per diluted share of $0.26 in the second quarter of 2014, which reflects the December 31, 2014 stock split, effected in the form of a 100% stock dividend. The reported earnings per diluted share for the second quarter of 2015 decreased 4% on a quarter over quarter basis, however Adjusted Earnings per Diluted Share for the second quarter of 2015 were up 11% compared to Adjusted Earnings per Diluted Share for the second quarter 2014.
Automotive net sales in the second quarter of 2015 were $370.5 million, up 12% compared with automotive net sales of $329.6 million in the second quarter of 2014, primarily due to an 11% increase in auto dimming mirror unit shipments.
Other net sales, which includes dimmable aircraft windows and fire protection products, were $8.8 million in the second quarter of 2015, compared with $8.9 million in the second quarter of 2014.

Other
During the second quarter of 2015, the Company repurchased 1.4 million shares for approximately $25.1 million, and through six months ended June 30, 2015 the Company has repurchased 2.8 million shares for $50.1 million. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate. As of June 30, 2015, the Company has approximately 3.4 million shares remaining available for repurchase under its most recently announced share repurchase plan.

Future Estimates
The Company’s forecasts for light vehicle production for the second half and calendar year 2015 are based on the IHS Automotive July 2015 forecast for light vehicle production in North America, Europe, Japan and Korea.

Exhibit 99.1

Light Vehicle Production (per IHS Automotive July light vehicle production forecast)
(in Millions)
Region	2H 2015	2H 2014	% Change	Calendar Year 2015	Calendar Year 2014	% Change
North America	8.75	8.41	4%	17.54	17.03	3%
Europe	9.72	9.56	2%	20.54	20.15	2%
Japan and Korea	6.55	6.58	—	13.19	13.68	(4)%
Total Light Vehicle Production	25.02	24.55	2%	51.27	50.86	1%
Based on the above light vehicle production forecasts, the Company has updated certain of its 2015 guidance for calendar year 2015.

2015 Calendar Year Guidance
Annual Guidance
Item	As of 4/22/15	Updated as of 7/23/15
Net Sales	$1.47 - $1.54 billion	$1.52 - $1.55 billion
Gross Margin	38.5% - 39.5%	38.5% - 39.0%
Operating Expenses (E,R&D and S,G&A)	$148 - $154 million	$148 - $151 million
Tax Rate	31.5% - 32.5%	31.5% - 32.0%
Capital Expenditures	$95 - $105 million	No change
Depreciation & Amortization	$85 - $90 million	No change

Non-GAAP Financial Measures
The financial information provided is in accordance with Generally Accepted Accounting Principles ("GAAP"). Still, the Company believes that it is useful to provide non-GAAP: operating income ("Adjusted Operating Income"), net income ("Adjusted Net Income"); and earnings per diluted share ("Adjusted Earnings per Diluted Share") with the adjustments set forth in the "Reconciliation of Non-GAAP Measures" table below. This non-GAAP financial information allows investors to evaluate current performance in the Company's core business in relation to historic performance.
Management uses such non-GAAP information internally to help assess performance in the current period versus prior periods in the Company's core business. A reconciliation of the Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings per Diluted Share is provided in the attached "Reconciliation of Non-GAAP Measures" table below. Like all non-GAAP financial measures, these non-GAAP measures are intended to supplement, not to replace, GAAP measures. All non-GAAP financial measures are subject to inherent limitations because not all of the expenses required by GAAP are included.

Exhibit 99.1

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Exhibit 99.1

Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, July 23, 2015. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the bottom left side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
North American Interior Mirrors	2,184	2,119	3%	4,208	4,094	3%
North American Exterior Mirrors	851	629	35%	1,591	1,165	37%
Total North American Mirror Units	3,035	2,748	10%	5,800	5,259	10%
International Interior Mirrors	3,642	3,310	10%	7,234	6,573	10%
International Exterior Mirrors	1,497	1,324	13%	3,073	2,675	15%
Total International Mirror Units	5,139	4,634	11%	10,307	9,247	11%
Total Interior Mirrors	5,826	5,429	7%	11,442	10,667	7%
Total Exterior Mirrors	2,348	1,953	20%	4,664	3,839	21%
Total Auto-Dimming Mirror Units	8,174	7,382	11%	16,107	14,506	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended June 30,			Six Months ended June 30,
	2015		2014	2015		2014
Net Sales	$379,258,477		$338,436,964	$748,195,932		$674,176,308

Cost of Goods Sold	233,715,046		204,144,736	459,560,092		408,585,273
Gross profit	145,543,431		134,292,228	288,635,840		265,591,035

Engineering, Research & Development	22,315,244		20,234,074	43,902,795		40,723,301
Selling, General & Administrative	15,095,357		14,222,716	28,891,709		27,854,750
Operating Expenses	37,410,601		34,456,790	72,794,504		68,578,051

Income from operations	108,132,830		99,835,438	215,841,336		197,012,984

Other Income	2,317,343		5,786,565	3,026,727		10,301,109
Income before Income Taxes	110,450,173	—	105,622,003	218,868,063	—	207,314,093

Provision for Income Taxes	35,891,736		28,895,257	67,126,185		62,021,276

Net Income	$74,558,437		$76,726,746	$151,741,878		$145,292,817

Earnings Per Share
Basic	$0.25		$0.26	$0.52		$0.50
Diluted	$0.25		$0.26	$0.51		$0.50
Weighted Average Shares
Basic	293,958,258		290,430,260	294,461,499		290,119,368
Diluted	297,462,102		292,998,986	297,990,032		293,237,178

Cash Dividends Declared per Share	$0.085		$0.08	$0.17		$0.15

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2015	December 31, 2014
ASSETS
Cash and Cash Equivalents	$569,896,553	$497,429,804
Accounts Receivable, net	196,059,680	168,008,704
Inventories	150,772,495	141,757,884
Other Current Assets	38,483,395	49,441,302
Total Current Assets	955,212,123	856,637,694

Plant and Equipment - Net	375,320,843	373,390,992

Goodwill	307,365,845	307,365,845
Long-Term Investments	114,740,646	114,642,567
Intangible Assets	337,225,000	346,875,000
Patents and Other Assets	22,676,573	23,627,931
Total Other Assets	782,008,064	792,511,343

Total Assets	$2,112,541,030	$2,022,540,029

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$155,308,717	$133,431,163
Long-Term Debt	254,375,000	258,125,000
Deferred Income Taxes	55,852,607	59,571,421
Shareholders' Investment	1,647,004,706	1,571,412,445
Total Liabilities & Shareholders' Investment	$2,112,541,030	$2,022,540,029

Exhibit 99.1

GENTEX CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's performance and is defined as Operating Income excluding certain severance related costs and foreign currency fluctuations set forth in the table below:

	(Unaudited)
	Three Months Ended June 30,
	2015	2014
	(in 000's except per share amounts)
Operating Income	$108,133	$99,835
Severance related costs	1,977	—
Foreign currency fluctuations	1,985	—
Adjusted Operating Income	$112,095	$99,835

Adjusted Net Income and Adjusted Earnings per Diluted Share : Adjusted Net Income and Adjusted Earnings per Diluted Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income adjusted for: certain severance related costs during the second quarter of 2015; foreign currency fluctuations during the second quarter of 2015; incremental research and development tax credits resulting from tax return filings from prior years recorded during the second quarter of 2014; normalizing realized gains on investments included in Other Income on a quarter over quarter basis each as set forth in the table below, plus the tax impact of adjusting items. Adjusted Earnings per Diluted Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

	(Unaudited)
	Three Months Ended June 30,
	2015	2014
	(in 000's except per share amounts)
Net Income	$74,558	$76,727
Severance related costs	1,977	—
Foreign currency fluctuations	1,985	—
Other Income adjustments	—	(3,453)
Incremental Research & Development tax credits	—	(5,474)
Tax impact of adjusting items (at effective tax rate of 32.5% in each period)	(1,288)	1,122
Adjusted Net income	$77,232	$68,922

Adjusted Earnings Per Share:
Basic	$0.263	$0.237
Diluted	$0.260	$0.235

Weighted Average Shares (000's)
Basic	293,958	290,430
Diluted	297,462	292,999